Exhibit 99.1

Date: November 2, 2016

Spectra Energy Partners Reports Third Quarter 2016 Results

HOUSTON – Spectra Energy Partners, LP (NYSE: SEP) today reported net income of $296 million, including net income from controlling interests of $275 million, for the third quarter ended September 30, 2016, with diluted earnings per limited partner unit of $0.64. The third quarter included a non-recurring special item of $38 million, which decreased diluted earnings per limited partner unit by $0.12.

Highlights:

•	Expansion projects continue to contribute to growth

•	Express Enhancement and phase one of Gulf Markets placed into service ahead of schedule

•	An additional $1.2 billion of expansion projects have been or will be placed into service in fourth quarter 2016, for a total of more than $1.4 billion in 2016 in-service projects

•	36th consecutive quarterly distribution increase

Third quarter 2016 ongoing distributable cash flow was $313 million, compared with $270 million in the prior-year quarter. Distributions per limited partner unit for third quarter 2016 were $0.67625, compared with $0.62625 per limited partner unit in third quarter 2015.

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $469 million, compared with $467 million in the prior-year quarter.

Ongoing net income from controlling interests was $313 million for the quarter, or $0.76 diluted earnings per limited partner unit, compared with $321 million, or $0.85 diluted earnings per limited partner unit, in the prior-year quarter. Net income from controlling interests was $275 million for the quarter, or $0.64 diluted earnings per limited partner unit, compared with $321 million, or $0.85 diluted earnings per limited partner unit, in the prior-year quarter.

CEO COMMENT

“Spectra Energy Partners’ results once again benefited from our robust expansion program, and reflect the strength of our fee-based business model that has no direct commodity exposure, virtually no volume exposure, and high credit-quality customers,” said Greg Ebel, chief executive officer, Spectra Energy Partners. “Our base business continues to perform well, and we achieved a renewal rate of more than 98 percent of contracted revenues on our U.S. natural gas pipelines – a very solid indication of the value our customers place on our system and the strategic value of having assets in the ground to build upon. We continue to generate strong and reliable cash flows that support the growth in the distributions we promised to investors at the beginning of the year.

“Spectra Energy Partners is a must-own investment, and will remain a key financing vehicle for our U.S. pipeline projects when the proposed Spectra Energy and Enbridge merger is completed. Upon closing the merger, SEP will maintain its low-risk, stable distributable cash flow model that has served investors so well since its inception. SEP has excellent liquidity and access to capital markets at very attractive rates, allowing it to fund the visible, high-quality growth projects we have in execution today and those that we will move into execution in the future.”

SEGMENT RESULTS

U.S. Transmission

Ongoing EBITDA from U.S. Transmission was $430 million in third quarter 2016, compared with $401 million in third quarter 2015. The third quarter 2016 results exclude a special item of $38 million in expense related to the Texas Eastern pipeline incident in Pennsylvania and reflect increased earnings from expansion projects.

Liquids

Liquids EBITDA was $60 million in third quarter 2016, compared with $79 million in third quarter 2015. The decrease is due almost entirely to the absence of equity earnings from Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, which Spectra Energy Partners owned until October 2015.

Other

“Other” net expenses were $21 million in third quarter 2016, compared with $13 million in third quarter 2015, reflecting higher allocated benefits costs.

Interest Expense

Interest expense was $53 million in third quarter 2016, compared with $59 million in third quarter 2015, reflecting higher capitalized interest.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners as of September 30, 2016, was $7.1 billion, with available liquidity of $1.7 billion.

Including contributions from noncontrolling interests, Spectra Energy Partners has $1.8 billion of capital expansion spending planned in 2016, which will be funded through a combination of debt and equity. Including contributions from noncontrolling interests of $437 million, total capital spending for the nine months ended September 30, 2016, was $1.3 billion, consisting of $1.1 billion of growth capital expenditures and $178 million of maintenance capital expenditures.

This year, Spectra Energy Partners has received net proceeds of $493 million through its “At the Market” (ATM) equity issuance program, plus an additional $489 million from equity issuances to its general partner.

EXPANSION PROJECT UPDATES

Spectra Energy Partners placed the Loudon Expansion into service on time in September, while the Express Enhancement and phase one of Gulf Markets came online in October – both earlier than expected. Additionally, the Salem Lateral went into service in October. The AIM project is intended to be fully in service in the fourth quarter.

Construction on Sabal Trail began in the third quarter, with the project scheduled to be placed into service in the first half of 2017.

In the third quarter, Spectra Energy Partners received the FERC Environmental Assessment for Access South, Adair Southwest, and Lebanon Extension, keeping these projects on target for in-service in the second half of 2017.

Atlantic Bridge is expected to receive its FERC certificate in the fourth quarter, keeping the project on schedule for a second half of 2017 in-service date.

FERC certificates are expected for the NEXUS and TEAL projects in the first quarter of 2017, with in-service scheduled for the fourth quarter of 2017.

The Bayway Lateral project is on schedule for its first half of 2018 in-service, and PennEast continues to make progress toward being placed into service in the second half of 2018.

Development work also continues in New England with the Access Northeast project, which is designed to both physically and contractually serve the needs of New England power generators by providing significant additional natural gas transmission capacity into the region, and will improve reliability and save consumers an average of $1 billion a year in energy costs during a normal winter.

The Independent System Operator in New England, which is responsible for operating the electric grid, recently stated that New England’s power generation situation is “precarious” during the winter months, and that by 2019 – without immediate action to solidify the region’s energy infrastructure – it may be unsustainable during extreme cold conditions.

Spectra Energy – along with co-developers Eversource and National Grid – are extremely disappointed by some of the recent actions by certain New England states. Despite this, Access Northeast remains the solution for the region, and Spectra Energy remains committed to delivering the reliable and affordable energy to help consumers and to help each state meet its energy and environmental goals.

ADDITIONAL INFORMATION

Additional information about third quarter 2016 earnings can be obtained via the Spectra Energy website: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy, is scheduled for today, Wednesday, November 2, 2016, at 8 a.m. CT. The webcast will be available via the Spectra Energy and Spectra Energy Partners Investors pages. The conference call can be accessed by dialing (888) 252-3715 in the U.S. or Canada, or (706) 634-8942 internationally. The conference ID is 70917863 or “Spectra Energy / Spectra Energy Partners Earnings Call.”

A replay of the call will be available until 5 p.m. CT on Friday, December 2, 2016, by dialing (800) 585-8367 in the U.S. or Canada, or (404) 537-3406 internationally, and using the above conference ID. A replay and transcript also will be available via the Spectra Energy and Spectra Energy Partners Investors pages.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment’s operating performance from its continuing operations as they represent the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is Earnings-Per-Unit (EPU).

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2015 Form 10-K, filed on February 25, 2016, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE). SEP is one of the largest pipeline MLPs in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 15,000 miles of transmission and gathering pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 4.8 million barrels of crude oil storage.

Media:	Creighton Welch
(713) 627-5806
(713) 627-4747 (24-hour media line)

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

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Spectra Energy Partners, LP

Quarterly Highlights

September 2016

(Unaudited)

(In millions, except per-unit amounts)

Reported - These results include the impact of special items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
INCOME
Operating Revenues	$628	$612	$1,870	$1,821
Total Reportable Segment EBITDA	452	480	1,383	1,407
Net Income - Controlling Interests	275	321	860	921
EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$392	$401	$1,209	$1,186
Liquids	60	79	174	221

Total Reportable Segment EBITDA	452	480	1,383	1,407
Other EBITDA	(21)	(13)	(63)	(48)

Total Reportable Segment and Other EBITDA	$431	$467	$1,320	$1,359

PARTNERS’ CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.67625	$0.62625	$1.99125	$1.84125
Weighted Average Units Outstanding
Limited Partner Units	304	301	296	297
General Partner Units	6	6	6	6
DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$270	$270	$916	$945
CAPITAL AND INVESTMENT EXPENDITURES (a)
Capital expenditures - U.S. Transmission			$1,492	$1,144
Capital expenditures - Liquids			54	17
Investment expenditures - Sand Hills/Southern Hills/SESH/Penn East/Nexus			181	91

Total			$1,727	$1,252

U.S. TRANSMISSION
Operating Revenues	$535	$515	$1,602	$1,546
Operating Expenses
Operating, Maintenance and Other	217	169	572	496
Other Income and Expenses	74	55	179	136

EBITDA	$392	$401	$1,209	$1,186

LIQUIDS
Operating Revenues	$93	$97	$268	$275
Operating Expenses
Operating, Maintenance and Other	32	37	94	105
Other Income and Expenses	(1)	19	—	51

EBITDA	$60	$79	$174	$221

Express Pipeline Revenue Receipts, MBbl/d (b)	235	234	234	239
Platte PADD II Deliveries, MBbl/d	131	167	131	169
Canadian Dollar Exchange Rate, Average	1.30	1.31	1.32	1.26

			September 30,	December 31,
			2016	2015
Debt			$7,053	$6,604
Actual Units Outstanding (c)			312	291

(a)	Excludes contributions received from noncontrolling interests of $335 million in 2016 and $132 million in 2015. 2016 period also excludes sale of Sabal Trail interest of $102 million.
(b)	Thousand barrels per day.
(c)	Increase in 2016 resulted from the “At the Market” equity issuance program and equity issuance to Spectra Energy Corp in April 2016.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Revenues	$628	$612	$1,870	$1,821
Operating Expenses	348	293	961	869

Operating Income	280	319	909	952

Other Income and Expenses	73	72	181	183
Interest Expense	53	59	165	179

Earnings Before Income Taxes	300	332	925	956
Income Tax Expense	4	1	13	8

Net Income	296	331	912	948
Net Income - Noncontrolling Interests	21	10	52	27

Net Income - Controlling Interests	$275	$321	$860	$921

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	September 30,	December 31,
	2016	2015
ASSETS
Current Assets	$761	$544
Investments and Other Assets	4,418	4,180
Net Property, Plant and Equipment	15,317	13,837
Regulatory Assets and Deferred Debits	355	290

Total Assets	$20,851	$18,851

LIABILITIES AND EQUITY
Current Liabilities	$2,261	$1,471
Long-term Debt	5,454	5,845
Deferred Credits and Other Liabilities	204	189
Equity	12,932	11,346

Total Liabilities and Equity	$20,851	$18,851

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net Income	$296	$331	$912	$948
Add:
Interest expense	53	59	165	179
Income tax expense	4	1	13	8
Depreciation and amortization	78	74	232	220
Foreign currency loss	—	2	—	5
Less:
Third party interest income	—	—	2	1

EBITDA	431	467	1,320	1,359

Add:
Earnings from equity investments	(35)	(49)	(92)	(134)
Distributions from equity investments	35	59	132	183
Non-cash impairment at Ozark Gas Gathering	—	—	—	9
Other	9	2	12	8

Less:
Interest expense	53	59	165	179
Equity AFUDC	38	23	84	50
Net cash paid for income taxes	2	1	7	8
Distributions to non-controlling interests	7	7	22	23
Maintenance capital expenditures	70	119	178	220

Total Distributable Cash Flow	$270	$270	$916	$945

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

September 2016 Quarter-to-Date

(Unaudited)

(In millions)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$392	$(38	)A	$430
Liquids	60	—		60

Total Reportable Segment EBITDA	452	(38)		490
Other	(21)	—		(21)

Total Reportable Segment and other EBITDA	$431	$(38)		$469

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$431	$(38)		$469
Depreciation and Amortization	(78)	—		(78)
Interest Expense	(53)	—		(53)
Income Tax Expense	(4)	—		(4)

Total Net Income	296	(38)		334
Total Net Income - Noncontrolling Interests	(21)	—		(21)

Total Net Income - Controlling Interests	$275	$(38)		$313

A - Inspection and repair costs related to Texas Eastern pipeline incident in Pennsylvania

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

September 2015 Quarter-to-Date

(Unaudited)

(In millions)

Reported/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$401
Liquids	79

Total Reportable Segment EBITDA	480
Other	(13)

Total Reportable Segment and other EBITDA	$467

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$467
Depreciation and Amortization	(74)
Interest Expense	(59)
Other Income and Expenses	(2)
Income Tax Expense	(1)

Total Net Income	331
Total Net Income - Noncontrolling Interests	(10)

Total Net Income - Controlling Interests	$321

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Three Months Ended			Three Months Ended
	September 30, 2016			September 30, 2015
		Less:			Less:
		Special			Special
	Reported	Items	Ongoing	Reported	Items	Ongoing
Net Income	$296	$(38)	$334	$331	$—	$331
Add:
Interest expense	53	—	53	59	—	59
Income tax expense	4	—	4	1	—	1
Depreciation and amortization	78	—	78	74	—	74
Foreign currency loss	—	—	—	2	—	2
Less:
Third party interest income	—	—	—	—	—	—

EBITDA	431	(38)	469	467	—	467

Add:
Earnings from equity investments	(35)	—	(35)	(49)	—	(49)
Distributions from equity investments	35	—	35	59	—	59
Other	9	—	9	2	—	2

Less:
Interest expense	53	—	53	59	—	59
Equity AFUDC	38	—	38	23	—	23
Net cash paid for income taxes	2	—	2	1	—	1
Distributions to non-controlling interests	7	—	7	7	—	7
Maintenance capital expenditures	70	5	65	119	—	119

Total Distributable Cash Flow	$270	$(43)	$313	$270	$—	$270